SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K
                    ---------------------------------------


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934
                     --------------------------------------


        Date of Report (date of earliest event reported): July 25, 1995



                                   VIACOM INC.
                     --------------------------------------
             (Exact name of registrant as specified in its charter)



        Delaware          1-9553                   04-2949533
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(State or other         (Commission               (IRS Employer
jurisdiction of          File Number)             Identification No.)
incorporation)


        1515 Broadway, New York, New York         10036
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(Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code:  (212) 258-6000
                                                    -----------------





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Item 5. Other Events.
        ------------

     On July 25, 1995, Viacom Inc., a Delaware corporation ("Viacom"), announced an agreement to spin off its cable systems serving close to 1.2 million customers to Viacom's shareholders in an exchange offer (the "Exchange Offer") that will reduce Viacom's debt obligations by $1.7 billion. Under the transaction, such cable systems are valued at more than $2.25 billion, which amount will vary due to closing adjustments for capital expenditures, working capital and other items.

     The Exchange Offer will permit shareholders of Viacom Inc. Class A and Class B Common Stock ("Viacom Stock") to exchange such shares for shares of cumulative, redeemable, exchangeable preferred stock of a subsidiary (the "Subsidiary") of Viacom through which Viacom owns and conducts its cable systems business. Consummation of the Exchange Offer is expected to result in the redemption of approximately 3% of Viacom Stock. The ratio at which Viacom Stock will be exchanged for cumulative, redeemable, exchangeable preferred shares of the Subsidiary ("Preferred Stock") will be determined by dutch auction among holders of Viacom Stock who choose to tender their shares in the Exchange Offer. The range within which bids to exchange will be made will be determined by Viacom. The exchange ratio of Preferred Stock to Viacom Stock in the Exchange Offer will permit holders of Viacom Stock to receive a premium (capped at 12 1/2%) to the market price of Class B shares of Viacom common stock at the time of such exchange. Upon completion of the Exchange Offer, the Preferred Stock will be issued at an aggregate par value equal to the value of the cable systems (after closing adjustments and debt), estimated to be in excess of $550 million at the time of the Exchange Offer.

     Also on July 25, 1995, Viacom, the Subdidiary ompany and Tele-Communications, Inc. ("TCI") entered into a definitive agreement providing for the sale of the Subsidiary to TCI, pursuant to which TCI will make a capital contribution of $350 million to the Subsidiary in exchange for all of the common stock of the Subsidiary. The sale will take place immediately after the completion of the Exchange Offer. Five years after such sale and Exchange Offer, the Preferred Stock will become exchangeable for TCI Class A Common Stock ("TCI Stock"), at the option of the holders of the Preferred Stock.

     National  Amusements,   Inc.,  the  parent  company  of  Viacom,  will  not
participate in the Exchange Offer.



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     Consummation of the Exchange Offer and the related  transactions is subject to certain regulatory approvals and other conditions, including among other things, (i) approvals of local franchise authorities, (ii) expiration or
termination  of  the  waiting  period  under  the  Hart-Scott-Rodino   Antitrust
Improvements Act of 1976, and (iii) the satisfaction of Viacom with the federal income tax treatment of the Exchange Offer and the transactions related thereto.

     A copy of the press release issued by Viacom, dated July 25, 1995, relating to the above-described transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

     Viacom and TCI have agreed to settle the antitrust action commenced by the Company on September 23, 1993 against TCI and certain of TCI's affiliates in the District Court for the Southern District of New York (Viacom International Inc.
v. Tele-Communications, Inc., et. al., Case No 93 Civ. 6658 (LAP)), subject to certain conditions, including, among other things, the effectiveness of a new affiliation agreement covering TCI's long-term carriage of Showtime and The Movie Channel and the consummation of the cable transaction described above.

Item 7. Financial Statements and Exhibits.
        ---------------------------------

     (c) The following exhibit is filed as part of this report on Form 8-K:

          99.1   Press Release issued by Viacom Inc. dated July 25, 1995.



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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                VIACOM INC.



Date:  July 25, 1995                    By:  /s/ Michael D. Fricklas
                                            ----------------------------------
                                        Name:  Michael D. Fricklas
                                        Title: Senior Vice President,
                                               Deputy General Counsel





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                                 EXHIBIT INDEX
                                 -------------



        Exhibit No.                     Description
        ----------                      -----------

        99.1            Press Release issued by Viacom Inc. dated July 25, 1995